Exhibit 99.1

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (this "Amendment"), dated April 30, 2008, is by and between Glowpoint, Inc., a Delaware corporation (hereinafter "Glowpoint"), and David W. Robinson (hereinafter "Employee"). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, Employee and Glowpoint entered into an Employment Agreement on May 1, 2006 and amended that agreement by an Employment Agreement Amendment on April 24, 2007 and September 20, 2007 (as amended, the “Employment Agreement”);

WHEREAS, the Employee’s employment term is currently scheduled to expire on May 4, 2008; and

WHEREAS, the Company wishes to extend Employee’s employment term for two years, and Employee wishes to continue to work for Company;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Term. The Employment Agreement is hereby amended to delete “the two-year period commencing on May 4, 2006” in the first sentence of Section 1.1 and replace it with “the two-year period commencing on May 4, 2008”.

2.

Entire Agreement. This Amendment is the final, complete and exclusive agreement between the Parties relating to the subject matter hereof, and supersedes all prior or contemporaneous proposals, understandings, representations, warranties, promises and other communications, whether oral or written, relating to such subject matter. Unless specifically amended by this Amendment, all terms of the Employment Agreement remain unchanged and are in full force and effect. If any provision of the Employment Agreement, as amended by this Amendment, is held by a court of competent jurisdiction to be unenforceable for any reason, the remaining provisions hereof shall be unaffected and remain in full force and effect.

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

Glowpoint, Inc.
By: /s/ Michael Brandofino	/s/ David W. Robinson
Michael Brandofino	David W. Robinson
President and CEO